Exhibit 10.9(13)

Execution Copy

AMENDMENT NO. 13

TO THE

UPS QUALIFIED STOCK OWNERSHIP PLAN

AND TRUST AGREEMENT

WHEREAS, United Parcel Service of America, Inc. and certain of its affiliated companies established the UPS Qualified Stock Ownership Plan and Trust (“Plan”) effective as of January 1, 1998 to provide their eligible employees with a matching contribution invested in shares of UPS class A common stock (“UPS Stock”) and to permit eligible employees to transfer amounts from the UPS Savings Plan to the Plan for the purpose of investing in UPS Stock;

WHEREAS, the Board of Directors and/or the Executive Committee of United Parcel Service of America, Inc. (“the Board”) reserved the right in Section 12.1 of the Plan to amend the Plan from time to time;

WHEREAS, this amendment to the Plan is adopted to (1) remove the 20% cap on the portion of a participant’s accounts that may be invested in UPS Class A stock and (2) eliminate the one-year waiting period to transfer his or her account from the UPS Savings Plan to this Plan after a participant has transferred all, or a portion, of his or her account to the UPS Savings Plan, (3) reflect applicable provisions of the final Treasury Regulations under Sections 401(k) and (m) of the Internal Revenue Code issued December 29, 2004 and generally effective January 1, 2006 and (4) use the statutory term, “Severance from Employment” instead of “Separation from Service”.

NOW THEREFORE, pursuant to the authority vested in the Board of Directors and/or the Executive Committee of United Parcel Service of America, Inc. by Section 12.1 of the UPS Qualified Stock Ownership Plan and Trust (“Plan”), the Plan is amended as follows:

1. By amending the entire Plan, effective January 1, 2006, to replace the defined term “Separation from Service” with the term “Severance from Employment” wherever it appears.

2. By amending Section 1.58, Separation from Service, effective January 1, 2006, to read as follows:

1.58 Severance from Employment - means:

(a) Effective as of January 1, 2002, the date on which an individual terminates employment with all Affiliates by reason of a voluntary quit,

retirement, death, period of Disability of more than 52 weeks, discharge, failure to return from layoff or authorized leave of absence, or for any other reason (unless a grievance is pending) such separation constitutes a “severance from employment” under the Savings Plan. A discharge will not be treated as a Severance from Employment while a grievance is pending but, if the discharge is upheld, will be treated as a Severance from Employment as of the date of the discharge.

(b) Effective before January 1, 2002 but on or after May 1, 2000, the date on which an individual terminates employment with all Affiliates by reason of a voluntarily quit, retirement, death, the end of a period of disability of more than 52 weeks at which time a physician certifies that the individual is currently disabled and unable to return to work for an Affiliate, discharge, failure to return from layoff or authorized leave of absence, or for any other reason (unless a grievance is pending) provided for periods before January 1, 2002, such separation constitutes a “severance from employment” within the meaning of Code § 401(k). A discharge will not be treated as a Severance of Employment while a grievance is pending, but, if the discharge upheld, will be treated as a Severance from Employment as of the date of the discharge.

(c) Effective before May 1, 2000, the earlier of the date under Section 1.58(b) or the date on which a 12-consecutive month period ends during which the individual did not perform an Hour of Service.

3. By amending Section 5.2(b), Aggregation with Other Plans or Arrangements, effective January 1, 2006, to read as follows:

(b) Aggregation with Other Plans or Arrangements. After-Tax Contributions made under the Savings Plan will be treated as SavingsPLUS Contributions under this Plan. Further, the ACP for any Highly Compensated Employee will be determined as if any “employee contributions” (within the meaning of Code § 401(m)) and any “matching contributions” (within the meaning of Code § 401(m)(4)) allocated to his or her account during the same Plan Year under one, or more than one, other plan described in Code § 401(a) or § 401(k) maintained by an Affiliate had been made under this Plan or, at the option of the Committee, the Plan may be permissively aggregated with such other plans. If this Plan satisfies the coverage requirements of Code § 410(b) only if aggregated with one or more other plans, or if one or more other plans satisfy the coverage requirements of Code § 410(b) only if aggregated with this Plan, then this Section 5.2 will be applied by determining the ACPs of all Participants as if all the plans were a single plan. Plans that are aggregated with this Plan must have the same Plan Year and use the same ACP testing method.

If the Plan applies Code § 410(b)(4)(B) (exclusion of employees less than age 21 or without one year of service) for Code § 410(b) testing purposes the Plan will perform the ACP Test using the ACP of each eligible Highly Compensated Employee for the Plan Year and the ACP of each eligible Nonhighly Compensated Employee for the preceding Plan Year, disregarding each eligible Nonhighly Compensated Employee who was not age 21 or had not completed one year of service by the end of the preceding Plan Year.

4. By amending Section 5.2(d), effective January 1, 2006, to read as follows:

(d) Action to Satisfy ACP Test

(1) Distribution or Forfeiture of Excess Aggregate Contributions. Notwithstanding any other provision of this Plan, Excess Aggregate Contributions made for any Plan Year adjusted for investment gains and losses will be distributed from the Accounts of Highly Compensated Employees no later than the last day of the immediately following Plan Year.

The Excess Aggregate Contributions will be distributed on the basis of the sum of the After-Tax Contributions and SavingsPLUS Contributions made on behalf of each Highly Compensated Employee, starting with the Highly Compensated Employee who has the largest sum of those contributions and ending when the Excess Aggregate Contributions are distributed. The Excess Aggregate Contributions will first be reduced by distributing After-Tax Contributions from the Savings Plan and then by distributing SavingsPLUS Contributions from this Plan. If a distribution cannot be made from the Savings Plan because After-Tax Contributions have been transferred to this Plan, then the distribution will be made from the Highly Compensated Employee’s Savings Plan After-Tax Contribution Account. If a distribution cannot be made from this Plan because SavingsPLUS Contributions have been transferred to the Savings Plan, then distributions will be made from the transfer account under the Savings Plan.

In the case of a Highly Compensated Employee who is an eligible employee in more than one plan of an Affiliate to which after-tax contributions and matching contributions are made, the amount of the Excess Aggregate Contributions refunded to the Highly Compensated Employee for the Plan Year must not exceed the amount of his or her After-Tax Contributions and SavingsPLUS Contributions actually contributed to the Plan for the Plan Year.

(2) Determination of Investment Gain or Loss. Excess Aggregate Contributions will be adjusted for investment gain or loss for the Plan Year for which such contributions were made in accordance with the regulations under Code § 401(m) but will not be adjusted for investment gain or loss for the period between the end of the Plan Year and the date the Excess Aggregate Contributions are distributed.

Notwithstanding the previous paragraph, effective only for the 2006 Plan Year and only to the extent the Internal Revenue Service fails to provide guidance permitting the Plan to ignore investment gain or loss for the period after the close of the Plan Year and prior to the distributions of Excess Aggregate Contributions (the “gap period”), gap period income shall be distributed and shall be determined using the safe harbor method of allocating gap period income described in Treasury Regulation 1.401(k)-2(b)(2)(iv)(D).

5. Section 8.12 is hereby amended, effective December 29, 2006, to read as follows:

Section 8.12 Transfers Back to this Plan

(a) General Rule. Except as provided in Section 8.12(b), a Participant may not make a Transfer from the Savings Plan to this Plan (i) during the one year period beginning on the date of the most recent cash withdrawal under Section 8.7 or transfer from this Plan to the Savings Plan (“one year restriction”) or (ii) to the extent that the amount transferred from the Savings Plan would cause the balance credited to his or her Account to exceed twenty percent of the aggregate balance credited to his or her Account and to his or her accounts under the Savings Plan (“Twenty Percent Limitation”). For purposes of determining the Twenty Percent Limitation, the balance credited to an Account and to the accounts under the Savings Plan will be determined immediately following the transfer as if the transfer to this Plan were allocated then instead of at the end of the Accounting Period.

If a participant in the Savings Plan attempts to transfer an amount from the Savings Plan that would cause the balance credited to the Participant’s Account to exceed the Twenty Percent Limitation, the Trustee only will accept the transfer of such amount that once transferred would not cause the Account to exceed the Twenty Percent Limitation. The Trustee will reject the transfer of any amount that would, if transferred, cause the Account to exceed the Twenty Percent Limitation and send the excess amount back to the Savings Plan. In no event shall an automatic transfer of the proceeds of a tender offer to the Savings Plan as described in Section 9.12(a)(2) be treated as a transfer from this Plan to the Savings Plan for the purpose of the one year restriction described in this Section 8.12(a).

(b) Transfer in Connection with a Distribution upon a Separation from Service. In no event shall the one year limitation or the Twenty Percent Limitation on transfers set forth in Section 8.12(a) apply if the Participant requests a distribution following a Severance from Employment or on or after December 29, 2006.

(c) Committee Procedures. Subsections 8.12(a) and (b) shall be operative only to the extent that the Committee permits transfers from the Savings Plan to this Plan in accordance with Section 3.1.

IN WITNESS WHEREOF, the undersigned certify that United Parcel Service of America, Inc., based upon prior action by its Board of Directors and/or the Executive Committee has caused this Amendment No. 13 to be adopted.

ATTEST:	UNITED PARCEL SERVICE OF AMERICA, INC.

/S/ TERI P. MCCLURE	/S/ MICHAEL L. ESKEW
Teri P. McClure Secretary	Michael L. Eskew Chairman

December 19, 2006	December 19, 2006